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                                                                    EXHIBIT 10.1


                                     FORM OF
                           CHANGE IN CONTROL AGREEMENT


        This Change in Control Agreement ("Agreement") is made and entered into as of May 15, 2001 between [Executive listed on Attachment A] ("Executive") and Vixel Corporation (the "Company").

        WHEREAS, the Company and Executive entered into an employment offer letter dated [date listed on Attachment A] , (the "Employment Agreement"), a copy of which is attached hereto as EXHIBIT A; and

        WHEREAS, the Company and Executive desire to amend the Employment Agreement to provide Executive with certain benefits in the event Executive's employment is terminated without Cause or Executive resigns for Good Reason, within twelve months after a Change in Control of the Company;

        NOW, THEREFORE, in consideration of Executive's continued employment with the Company, it is hereby agreed by and between the parties that the Employment Agreement is amended by adding the following provisions, which shall be effective immediately:

SEVERANCE
BENEFITS:             In the event that, within twelve (12) months after a
                      Change in Control (as defined below), either (i)
                      Executive's employment is terminated without Cause (as defined below) by the Company (including any successor to the Company), or (ii) Executive voluntarily terminates
                      Executive's employment with the Company (including any successor to the Company) for Good Reason (as defined below), Executive shall receive the equivalent of [number listed on Attachment A] (___) months of Executive's Base
                      Salary as in effect on the effective date of the Change in Control or, if increased thereafter, as of the employment termination date, subject to standard payroll deductions and withholdings, (the "Severance"). Should Executive timely elect and be eligible for continued coverage under COBRA, the Company shall reimburse Executive for premiums for COBRA medical/dental coverage for [number listed on Attachment A] (___) months after Executive's
                      Company-provided group health insurance benefits terminate
                      (the "Coverage Continuation"). The Company shall decide in its sole discretion whether the Severance shall be paid in one lump sum or on the Company's standard payroll cycle.
                      As a precondition of receiving the Severance and the Coverage Continuation, Executive must first sign a general release of claims in favor of the Company, which release shall be in a form similar to that of EXHIBIT B. In case of any proposed Change in Control, then as a condition of such Change in Control, lawful and adequate provision shall be made whereby Executive shall after the Change in Control have the right to receive upon


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                      the terms and conditions specified herein the Severance
                      and Coverage Continuation.

CHANGE IN CONTROL
DEFINED: For the purposes of this Agreement, a "Change in Control" will mean any of the following: (i) a dissolution, liquidation or sale of substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

CAUSE DEFINED:        For the purposes of this Agreement, the termination of
                      Executive's employment will be considered a termination for "Cause" if Executive is terminated because of any one or more of the following: (i) conviction of any felony or any crime involving fraud, dishonesty or moral turpitude;
                      (ii) participation in a fraud or act of dishonesty against the Company that results in material harm to the business of the Company; or (iii) intentional, material violation of any contract or agreement with the Company or any statutory duty owed to the Company that is not corrected within thirty (30) days after written notice thereof has been provided.

GOOD REASON
DEFINED: For the purposes of this Agreement, the voluntary termination by Executive of Executive's employment will be considered resignation for "Good Reason" if one or more of the following are undertaken by the Company without Executive's express written consent: (i) the assignment to Executive of any duties or responsibilities that results in a material diminution in Executive's position or function as in effect immediately prior to the effective date of the Change in Control; provided, however, that a mere change in Executive's reporting relationships will not provide the basis for a voluntary termination with Good Reason; (ii) a material reduction by the Company in Executive's Base Salary, as in effect on the effective date of the Change in Control or as increased thereafter;
                      (iii) any failure by the Company to continue in effect any benefit plan or program, including incentive plans or plans with respect to the receipt of securities of the Company, in which Executive was participating immediately prior to the effective date of the Change in Control (hereinafter referred to as "Benefit Plans"), or the taking of any action by the Company that would adversely affect Executive's participation in or reduce Executive's benefits under the Benefit Plans or deprive Executive of any fringe benefit that Executive enjoyed immediately prior to the effective date of the Change in Control; provided, however, that Good Reason will not be deemed to have occurred if the Company provides for Executive's participation in benefit plans and programs that, taken as a whole, are comparable to the Benefit Plans; (iv) a relocation of the Executive's


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                      business office to a location more than one hundred (100)
                      miles from the location at which Executive perform duties as of the effective date of the Change in Control, except for required travel by Executive on the Company's business to an extent substantially consistent with Executive's business travel obligations prior to the effective date of the Change in Control; or (v) a material breach by the Company of any provision of any material agreement between Executive and the Company concerning the terms and conditions of Executive's employment.

BASE SALARY
DEFINED: For purposes of this Agreement, "Base Salary" means base salary to be paid to Executive (including all amounts elected to be deferred that would otherwise have been paid, under any cash or deferred arrangement established by the Company), including guaranteed bonuses and guaranteed commissions, but excluding other remuneration paid directly to Executive, such as profit sharing, the cost of employee benefits paid for by the Company, education or tuition reimbursements, imputed income arising under any Company group insurance or benefits program, traveling expenses, business and moving expense reimbursements, income received in connection with stock options, contributions made by the Company under any employee benefit plan, and similar items of compensation.

PARACHUTE
PAYMENTS:             If any payment or benefit the Executive would receive in
                      connection with a Change in Control (the "Payment") would
                      (i) constitute a "parachute payment" within the meaning of
                      Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be equal to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise
                      Tax. If a reduction in payments or benefits constituting
                      "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the


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                      Executive's stock awards unless the Executive elects in
                      writing a different order for cancellation.

                      The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

                      The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) calendar days after the date on which the Executive's right to a Payment is triggered (if requested at that time by the Company or the Executive) or such other time as requested by the Company or the Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Executive.

AT WILL
EMPLOYMENT:           Nothing in this letter alters Executive's at-will
                      employment status. Either Executive or the Company may terminate Executive's employment relationship at any time for any reasons whatsoever, with or without cause or advance notice.

ENTIRE AGREEMENT:     This letter constitutes the complete, final and exclusive
                      embodiment of the entire agreement between Executive and the Company concerning severance benefits in the event of a Change in Control, and this letter replaces and supersedes any previous promises, representations or agreement concerning this subject matter. It is entered into without reliance on any representation other than those expressly contained herein. Notwithstanding anything herein to the contrary, this Agreement does not modify or supersede any agreement relating to stock options between Executive and the Company. Except as provided herein, the terms of the Employment Agreement remain in full force and effect.


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        IN WITNESS WHEREOF, the parties have executed this Change in Control
Agreement as of the date first above written.


VIXEL CORPORATION                       [EXECUTIVE]



By: ____________________________        ________________________________
    [Name]
    [Title]



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                                    EXHIBIT A

                        OFFER LETTER EMPLOYMENT AGREEMENT



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                                    EXHIBIT B

                                RELEASE AGREEMENT


        I understand that my position with _________________ (the "Company") terminated effective ___________, _____ (the "Separation Date"). The Company has agreed that if I choose to sign this Release, the Company will pay me certain severance or consulting benefits pursuant to the terms of the Change in Control Agreement (the "Agreement") between myself and the Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such benefits unless I sign this Release and it becomes fully effective. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

        In consideration for the severance benefits I am receiving under the Agreement, I hereby release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys' fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: all federal and state statutory and common law claims related to my employment or the termination of my employment or related to all claims for breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation. Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have in my capacity as an employee, officer and/or director of the Company pursuant to any express indemnification agreement or pursuant to the Bylaws of the Company, nor am I releasing any rights I may have as an owner and/or holder of the Company's common stock and stock options.

        In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

        If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this release to


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revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed both by me and by the Company ("Effective Date").

AGREED:

[THE COMPANY]                           [EXECUTIVE]



By: __________________________          ____________________________________
    [Name]
    [Title]

Date: ________________________          Date: ______________________________



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                                  ATTACHMENT A


      EXECUTIVE                     AGREEMENT DATE              NO. OF MONTHS
      ---------                     --------------              -------------
      Kurtis L. Adams               August 20, 1998             Nine months
      Stuart Berman                 February 17, 1998           Six months
      Thomas Hughes                 March 21, 2000              Six months